Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Long-Term Compensation Plan of Kohl’s Corporation of our reports dated March 13, 2007, with respect to the consolidated financial statements and schedule of Kohl’s Corporation, Kohl’s Corporation’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kohl’s Corporation, all included in its Annual Report (Form 10-K) for the year ended February 3, 2007, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

May 15, 2007